Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 17, 2017, among Care Capital Properties, LP, a Delaware limited partnership (the “Issuer”), PR Sub, LLC (as successor to Care Capital Properties, Inc., a Delaware corporation), a Delaware limited liability company (“Merger Sub”), Care Capital Properties GP, LLC, a Delaware limited liability company (the “General Partner”) and Regions Bank, an Alabama state chartered banking corporation, as Trustee (the “Trustee”). The Issuer, Merger Sub, Care Capital Properties, Inc. and the General Partner hereby notify the Trustee that their address for purposes of the Indenture shall be 18500 Von Karman Avenue, Suite 550, Irvine, CA 92612.

WITNESSETH

WHEREAS, the Issuer, Care Capital Properties, Inc., as Parent, and the General Partner have heretofore executed and delivered to the Trustee an Indenture dated as of July 14, 2016 (the “Indenture”) providing for the issuance and guarantee of the 5.125% Senior Notes due 2026 (the “Notes”);

WHEREAS, Care Capital Properties, Inc. has merged (the “Merger”) with and into Merger Sub;

WHEREAS, Section 10.03 of the Indenture provides that under certain circumstances the Parent may merge into another Person, provided that, among other things, the successor entity expressly assumes the guarantee endorsed on the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

WHEREAS, as a result of the Merger, Merger Sub has assumed and, pursuant to the terms of the Indenture, is required to expressly assume the guarantee endorsed on the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized and directed to execute and deliver this First Supplemental Indenture upon the request of Issuer; and

WHEREAS, Issuer hereby requests that the Trustee so execute and deliver this First Supplemental Indenture and, together with Merger Sub and the General Partner, certifies hereby that all the conditions and requirements necessary to make the Indenture as supplemented by this First Supplemental Indenture a valid, binding and legal instrument of each of them, enforceable against each of them in accordance with its terms, have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Issuer, the General Partner, Merger Sub and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    ASSUMPTION OF THE GUARANTEE. Merger Sub hereby confirms that, as a result of the Merger, it has assumed the Guarantee, on and subject to the terms, conditions and limitations set forth in the Indenture, and the obligations of the Parent pursuant to the Indenture and agrees hereby to duly and punctually perform and observe the Guarantee and all of the covenants and conditions under the Indenture as the Parent and a Guarantor thereunder.

3.    NEW YORK LAW TO GOVERN. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

4.    COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

5.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.    THE TRUSTEE. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the General Partner and Merger Sub.

7.    REPRESENTATIONS AND WARRANTIES. The Issuer, the General Partner and Merger Sub hereby represent and warrant to the Trustee and the Holders that all the conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument, enforceable in accordance with its terms, have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

PR SUB, LLC, as Parent and a Guarantor

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Authorized Person

CARE CAPITAL PROPERTIES, LP, as Issuer

By:	Care Capital Properties GP, LLC, its general partner

By:	Sabra Health Care REIT, Inc., its sole member

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

CARE CAPITAL PROPERTIES GP, LLC, as General Partner and a Guarantor

By:	Sabra Health Care REIT, Inc., its sole member

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to First Supplemental Indenture]

REGIONS BANK, as Trustee,

By:	/s/ R. Douglas Milner
	Name:	R. Douglas Milner
	Title:	Vice President

[Signature Page to First Supplemental Indenture]